Exhibit 23.0
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Stewardship Financial Corporation

We consent to the use of our report dated March 22, 2017 with respect to the consolidated statements of financial condition of Stewardship Financial Corporation and Subsidiary (the Corporation) as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended incorporated by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 and to the reference to our firm under the heading “Experts” in the Preliminary Prospectus.

/s/ KPMG LLP
Short Hills, New Jersey
April 10, 2017